Exhibit 99.1

Company press release

$ 4.8 Million Funding for Proteo's Advanced Orphan Drug Development

Irvine, CA, May 20, 2014 - Proteo Inc. (OTCQB: PTEO) announced today that its German subsidiary, Proteo Biotech AG, has entered into an agreement with the US company Biotech Development Corp. (BDC). Proteo Biotech AG is developing the orphan medicinal product Tiprelestat (Elafin) for prophylactic treatment of acute postoperative inflammatory complications after resection of esophageal cancer in the European Union. In February 2014, Proteo received Protocol Assistance (scientific advice for orphan medicines) from the Committee for Medicinal Products for Human Use (CHMP) at the European Medicines Agency (EMA) with respect to the strategy for further clinical development and marketing authorization. Under the terms of the agreement, BDC will support the future development including a pivotal clinical study by providing Proteo with total funds of EURO 3.5 million (approx. US$ 4.8 million) in return for a share of future revenues for Elafin in this indication.

About Proteo

Proteo, Inc. is a Nevada corporation and has one wholly owned subsidiary, Proteo Biotech AG, a German corporation. The Company is a clinical stage drug development company focusing on the development of anti-inflammatory treatments for rare diseases with significant unmet needs (www.proteo.us).

About BDC

Biotech Development Corp., based in Farmington (UT), is specialized in financing clinical studies of biopharmaceuticals for rare diseases. BDC's Financing-Revenue Sharing Model is an alternative or a supplement to equity financing for Startups and Small Business. For more information, visit: www.biotech-dev.com

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward looking statements and risks and uncertainties involved are further qualified by other factors including, but not limited to those set forth in the company’s Form 10-K filing and other filings with the United States Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.